Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

International Money Express, Inc.
Miami, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of International Money Express, Inc. of our report dated March 26, 2018, relating to the consolidated balance sheets of Intermex Holdings, Inc. and Subsidiaries as of December 31, 2017 (Successor Company) and 2016 (Predecessor Company), and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholder’s equity and cash flows for the periods February 1, 2017 through December 31, 2017 (successor period) and January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015 (collectively, the predecessor periods), which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Miami, Florida
August 20, 2018